                                                                    EXHIBIT 11.1


                                OZEMAIL LIMITED

       COMPUTATION OF NET INCOME (LOSS) PER COMMON AND EQUIVALENT SHARE

                     (in thousands, except per share data)

                                  (Unaudited)

                                                                    THREE MONTHS             SIX MONTHS
                                                                    ENDED JUNE 30           ENDED JUNE 30
                                                                 1996          1997        1996         1997
                                                              ----------   ----------- -----------  -----------
Net income (loss)............................................   A$  782      A$(8,290)    A$   (56)    A$(8,606)
Shares used in share computation -
Common Stock shares outstanding (weighted average)...........     8,160        10,350        7,580       10,350
Treasury stock effect of stock options.......................       460             -            -            -
                                                                -------      --------     --------     --------
Shares used in computation...................................     8,620        10,350        7,580       10,350
                                                                -------      --------     --------     --------
Net income per common and equivalent share...................   A$ 0.09      A$ (0.80)    A$ (0.01)    A$ (0.80)
                                                                =======      ========     ========     ========